EXHIBIT 99.1

Atrion Reports First Quarter 2024 Results

ALLEN, Texas, May 10, 2024 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the first quarter ended March 31, 2024.

Revenues for the first quarter of 2024 totaled $47.3 million compared to $40.0 million for the same period in 2023. For the just ended quarter, operating income was $3.1 million, down $1.3 million from the comparable 2023 period, primarily due to a one-time inventory write-off, and net income was $2.8 million, down $0.7 million from the same period in 2023. First quarter 2024 diluted earnings per share were $1.59 compared to $1.98 for the first quarter of 2023.

Commenting on the results for the first quarter of 2024 compared to the prior year period, David Battat, President and CEO, stated, “Revenues grew 18% and operating income was up 22%, excluding the one-time inventory write off of $2.3 million in the first quarter of this year attributable to a correction of an immaterial error related to our consolidated financial statements for the year ended December 31, 2023. Revenues included strong double-digit increases in sales of OEM fluid delivery products and MPS 3 consoles. A record number of MPS 3 consoles were sold in the first quarter of this year, reflecting both strong market pull and pent-up demand now that supply chain shortages have been resolved. OEM sales for our products used in minimally invasive surgery have been negatively impacted as our customers continued to right-size their excess inventories. These customers have reported that their orders will resume to normal levels in the second half of this year.”

Mr. Battat added, “Gross margins for the quarter were 26.1% on a generally accepted accounting principles (GAAP) basis, but were 31.0% after adjusting for the inventory write-off compared to 37.7% in first quarter of 2023. This decline was driven primarily by two factors. First, in 2023, our inventory increased as many of our OEM customers repeatedly delayed orders as they realized they had overstocked in an effort to hedge against a prolonged supply-chain crisis. We continued to halt several production lines in the first quarter of 2024 so we could sell excess finished goods produced last year. While this resulted in under absorption of overhead, I am pleased to report that we made substantial progress reducing our inventory in the first quarter and expect to continue doing so in the second quarter of this year. We expect to resume normal production levels in the third quarter, which should result in improved margins. The second factor affecting gross margins was product mix, specifically the record number of MPS 3 consoles sold in the quarter. Although consoles sell at a lower gross margin, their placement results in a recurring revenue stream of disposables used in each surgery.”

Mr. Battat concluded, “Weaker performance in our investment portfolio in the current-year quarter also contributed to the 20% decline in net income for the quarter. As of March 31, 2024, cash and short- and long-term investments totaled $18.7 million. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding no further out-of-the ordinary write-offs or normal course-of-business write-offs of the size recognized in the first quarter of 2024, reduction of inventory in the second quarter of 2024, resumption of normal production levels in the third quarter of 2024 and improved margins, Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that COVID-19 leads to further material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to COVID-19; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that COVID-19 further disrupts local economies and causes economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Cindy Ferguson Vice President and Chief Financial Officer (972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues	$47,334	$39,993
Cost of goods sold	34,983	24,912
Gross profit	12,351	15,081
Operating expenses	9,209	10,611
Operating income	3,142	4,470

Interest and dividend income	156	240
Other investment income (loss)	(109)	(721)
Other income	14	10
Income before income taxes	3,203	3,999
Income tax provision	(411)	(514)
Net income	$2,792	$3,485

Income per basic share	$1.59	$1.98

Weighted average basic shares outstanding	1,760	1,762

Income per diluted share	$1.59	$1.98

Weighted average diluted shares outstanding	1,761	1,763

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	March 31,	December 31,
ASSETS	2024	2023

Current assets:
Cash and cash equivalents	$7,135	$3,565
Short-term investments	2,760	2,691
Total cash and short-term investments	9,895	6,256
Accounts receivable	25,116	23,029
Inventories	75,000	82,307
Prepaid expenses and other	2,503	3,173
Total current assets	112,514	114,765
Long-term investments	8,853	8,165
Property, plant and equipment, net	124,608	125,347
Other assets	12,652	12,548

	$258,627	$260,825

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,252	12,621
Other non-current liabilities	4,452	5,315
Stockholders’ equity	241,923	242,889

	$258,627	$260,825

ATRION CORPORATION NON-GAAP FINANCIAL INFORMATION (In thousands)

This release includes references to non-GAAP gross margin and operating income excluding a one-time inventory write-off. These financial measures are not prepared in accordance with GAAP. The gross profit excluding inventory write-off and operating income excluding inventory write-off are calculated by adding the one-time inventory write-off to our most directly comparable GAAP measure cost of goods sold.

We believe that these non-GAAP measures provide insight into our operating income performance. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. and are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP measures is provided in the table below.

	Three Months Ended March 31,
	2024	2023	Change
Revenues	$47,334	$39,993	18%
Cost of goods sold	34,983	24,912
Gross profit	12,351	15,081
Add: inventory write-off	2,306	-
Gross profit excluding inventory write-off	14,657	15,081

Gross margin excluding inventory write-off	31.0%	37.7%

Operating income	3,142	4,470
Add: inventory write-off	2,306	-
Operating income excluding inventory write-off	5,448	4,470	22%